Exhibit 4.12  Letter Agreement dated July 7, 1998

July 7, 1998

Mr. Finbar O'Neill
Terra Firma Construction Management & General
695 East 132nd Street
Bronx, NY 10454

Dear Mr. O'Neill:

      This letter will confirm our agreement to extend the Due Date of the above-referenced Promissory Note ("Note") from June 11, 1998 to August 1, 1998. All references in the Note to the "Due Date," including those in Section 4(a) thereof relating to conversion of the Note, shall refer to the new Due Date of August 1, 1998; provided, however, that the Note shall bear interest from the original June 11, 1998 due date at a rate of eighteen percent (18%) per annum until paid in full.

      Please confirm your agreement to the foregoing by signing and returning a copy of this letter to the undersigned by telefax at (973) 523-9288.

                                             Very truly yours,

                                             /s/ Marc Zucker
                                             ---------------
                                             Marc Zucker
                                             Chairman of the Board

The foregoing is hereby
agreed to and accepted:

/s/ Finbar O'Neill
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Finbar O'Neill